EXHIBIT 99.1

The Community Financial Corporation Announces Record Fourth Quarter and Full Year Earnings for 2021

Fourth Quarter 2021 Highlights

  Record Net Income: Net income totaled $6.8 million for the quarter ended December 31, 2021, or $1.18 per diluted common share compared to net income of $6.1 million or $1.04 per diluted common share for the quarter ended December 31, 2020 and $6.4 million or $1.12 per diluted common share for the quarter ended September 30, 2021.
  Continued Solid Profitability: Return on average assets ("ROAA") and return on average common equity ("ROACE") were 1.18% and 13.00% for the three months ended December 31, 2021 compared to 1.18% and 12.51% for the three months ended December 31, 2020 and 1.17% and 12.45% for the three months ended September 30, 2021.

  Pre-tax, pre-provision ("PTPP") ROAA and PTPP ROACE remained strong at 1.57% and 17.31% for the quarter ended December 31, 2021 compared to 1.71% and 18.08% for the quarter ended December 31, 2020 and 1.57% and 16.65% for the quarter ended September 30, 2021.
  Robust Portfolio Loan Growth: Gross portfolio loans increased to $1,578.9 million, an increase of $45.9 million or 12.0% annualized, compared to the prior quarter. Portfolio loans increased $74.7 million or 5.0% during the year ended December 31, 2021. The loan pipeline at December 31, 2021 was $160.0 million compared to $192.0 million at September 30, 2021.
  Continued Growth of Core Deposits: Transaction deposits increased $63.8 million or 15.33% annualized during the fourth quarter of 2021. Overall transaction deposits increased $337.0 million or 24.21% from $1,391.7 million at December 31, 2020 to $1,728.7 million at December 31, 2021. The Bank increased noninterest-bearing accounts by $83.7 million to $445.8 million or 21.68% of deposits at December 31, 2021 from 20.74% of deposits at December 31, 2020.
  Resumption of Stock Repurchases: On December 9, 2021, the Company announced its Board of Directors approved the resumption of repurchases allowed under the 2020 Stock Purchase Plan. The Company may repurchase the 99,450 shares remaining under the October 2020 stock repurchase plan using up to $4.0 million in the aggregate and up to $1.5 million in the aggregate on a quarterly basis. During the month of December 2021, the Company repurchased 8,737 shares at an average price of $38.34 per share.
  Strong Asset Quality: Non-accrual loans, OREO and TDRs were $8.1 million or 0.35% of total assets at December 31, 2021 compared to $7.2 million or 0.31% of total assets and $21.9 million or 1.08% of total assets at September 30, 2021 and December 31, 2020, respectively. Classified assets decreased $17.2 million to $5.2 million at December 31, 2021 from $22.4 million at December 31, 2020. The Company had no COVID-19 deferred loans at December 31, 2021.
  Common Dividend Increase: On November 30, 2021, the Company announced a 17% increase of its quarterly per share dividend from $0.15 to $0.175 for the fourth quarter dividend that was paid in the first quarter of 2022.

WALDORF, Md., Jan. 27, 2022 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), today reported its results of operations for the fourth quarter and year ended December 31, 2021. Net income for the three months ended December 31, 2021 of $6.8 million, or $1.18 per diluted common share compared with net income of $6.4 million, or $1.12 per diluted common share for the third quarter of 2021, and net income of $6.1 million, or $1.04 per diluted common share for the quarter ended December 31, 2020. The Company reported net income for the year ended December 31, 2021 of $25.9 million, or $4.47 per diluted common share compared to a net income of $16.1 million, or $2.74 per diluted common share for the year ended December 31, 2020. Results for 2020 included a $10.7 million provision for loan losses("PLL") impacted by the COVID-19 pandemic compared to $0.6 million for 2021.

Management Commentary

“Record earnings in the fourth quarter of 2021 contributed to a record year of earnings and growth at The Community Financial Corporation,” stated William J. Pasenelli, Chief Executive Officer. “Our work over the past few years has successfully repositioned the Bank and is delivering on our commitments to our communities, our customers, and our shareholders. Efforts in Southern Maryland have solidified our market share and improved our deposit franchise. Expansion into new markets and products has accelerated our loan growth and delivered five consecutive quarters of record earnings. Our persistent focus on credit quality and resolution of long-standing classified assets has reduced classified assets to $5.2 million, their lowest level since before 2008. I am proud of everything we have accomplished and believe we are exceptionally well-positioned to continue to build on these improved results as we expand into new markets.”

“Investments in technology have begun to deliver growth in non-interest income, increased efficiency and improved customer service,” stated James M. Burke, President. “We anticipate these technology initiatives will continue to drive results and facilitate our expansion into new markets and products. Our growth in Virginia continues ahead of plan as we open our new branch in Spotsylvania. We continue to expect net loan growth of between 8% and 10% in 2022.”

During the second quarter of 2021, the Bank introduced a new residential mortgage program and a retail and commercial credit card program that merge the technology and expertise of two proven FinTech firms with our business development team's demonstrated capabilities. The Company expects these programs to improve non-interest income and interest income beginning in 2022-2023. The Bank's credit card program balances increased from approximately $50,000 at June 30, 2021 to just over $1.6 million at December 31, 2021.

The Bank’s expansion into Virginia significantly contributed to our growth over the last five years. Fredericksburg, Spotsylvania and surrounding areas provide significant opportunities for continued organic growth supported by our efficient operating model and ability to leverage technology. At December 31, 2021, loans in the greater Fredericksburg, Virginia area accounted for approximately 49% of the Bank's outstanding portfolio loans. Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio. In addition, Fredericksburg branch deposits were $93.2 million with an average cost of deposits of four basis points.

On April 21, 2021, the Bank purchased its second full-service branch location in Virginia at 5831 Plank Road, Spotsylvania. The full-service branch is expected to open in the second quarter of 2022 and will provide banking, lending and wealth management services with a focus on digital banking.

Effective March 31, 2021, the Bank consolidated its St. Patrick's Drive branch in Waldorf, Maryland into the Bank's nearby main office branch. This realignment of our branches will enable the Company to serve a wider customer base. The net financial impact of the new Spotsylvania branch and the closing of the St. Patrick's Drive branch is expected to be neutral to the Company's expense run rate.

On December 8, 2021, the Company announced that effective August 31, 2022, James M. Burke will succeed William J. Pasenelli as Chief Executive Officer of the Company and the Bank. On August 31, 2022, Mr. Pasenelli will retire from his executive roles and as a member of the Board of Directors of each of the Company and the Bank. In connection with the foregoing announcements, on December 8, 2021, Mr. Pasenelli and the Company entered into a Retirement and Consulting Agreement (the “Agreement”) pursuant to which Mr. Pasenelli will provide the Company with consulting and advisory services through August 31, 2023.

During the third quarter of 2021, the Company completed its repurchase of $7.0 million of shares of the Company’s common stock. Pursuant to the repurchase plan announced on October 20, 2020 (the “2020 Repurchase Plan”), the Company was authorized by the Board of Directors to use up to $7.0 million of the proceeds raised in its October 2020 $20.0 million subordinated debt offering to repurchase up to 300,000 outstanding shares of common stock. Between November 2020 and August 2021, 200,550 shares were repurchased at a total cost of approximately $6.98 million. On December 9, 2021, the Company announced its Board of Directors approved the resumption of repurchases allowed under the 2020 Stock Purchase Plan. The Company may repurchase the 99,450 shares remaining under the October 2020 stock repurchase plan using up to $4.0 million in the aggregate and up to $1.5 million in the aggregate on a quarterly basis.

Results of Operations

	(UNAUDITED)
	Three Months Ended December 31,
(dollars in thousands)	2021	2020	$ Change	% Change

Interest and dividend income	$17,778	$17,913	$(135)	(0.8)%
Interest expense	897	1,941	(1,044)	(53.8)%
Net interest income	16,881	15,972	909	5.7%
Provision for loan losses	—	600	(600)	(100.0)%
Noninterest income	2,290	2,370	(80)	(3.4)%
Noninterest expense	10,179	9,472	707	7.5%
Income before income taxes	8,992	8,270	722	8.7%
Income tax expense	2,241	2,131	110	5.2%
Net income	$6,751	$6,139	$612	10.0%

	(UNAUDITED)
	Year Ended December 31,
(dollars in thousands)	2021	2020	$ Change	% Change

Interest and dividend income	$70,559	$71,073	$(514)	(0.7)%
Interest expense	4,125	10,156	(6,031)	(59.4)%
Net interest income	66,434	60,917	5,517	9.1%
Provision for loan losses	586	10,700	(10,114)	(94.5)%
Noninterest income	7,906	8,416	(510)	(6.1)%
Noninterest expense	39,152	38,003	1,149	3.0%
Income before income taxes	34,602	20,630	13,972	67.7%
Income tax expense	8,716	4,494	4,222	94.0%
Net income	$25,886	$16,136	$9,750	60.4%

Net Interest Income

Net interest income increased for the three months ended December 31, 2021 compared to the three months ended December 31, 2020. Net interest margin of 3.22% for the three months ended December 31, 2021 decreased 18 basis points from 3.40% for the comparable period. The increase in net interest income resulted primarily from decreases in interest expense from lower funding costs and increased interest income from larger loan and investment average balances. These increases to net interest income were partially offset by the impacts of lower interest-earning asset repricing.

Net interest income increased for the twelve months ended December 31, 2021 compared to the twelve months ended December 31, 2020. Net interest margin of 3.34% for the twelve months ended December 31, 2021 was 2 basis points lower than the 3.36% for the twelve months ended December 31, 2020. The increase in net interest income resulted primarily from decreases in interest expense from lower funding costs and increased interest income from larger loan and investment average balances. These increases to net interest income were partially offset by the impacts of lower interest-earning asset repricing. Interest earning asset yields decreased 37 basis points from 3.92% for the twelve months ended December 31, 2020 to 3.55% for the twelve months ended December 31, 2021. The Company’s cost of funds decreased 36 basis points from 0.57% for the twelve months ended December 31, 2020 to 0.21% for the twelve months ended December 31, 2021.

Excluding the recognition of interest income related to U.S. SBA PPP loan forgiveness, compression of our net interest margin is likely to continue in the first quarter of 2022 as interest-earning assets reprice faster than interest-bearing liabilities and the Bank continues to invest excess liquidity into securities. The speed at which the Federal Reserve may increase interest rates could impact the Company’s net interest margins in 2022. Average investments and interest-bearing cash accounts have increased $221.7 million from $303.3 million for the three months ended December 31, 2020 to $525.0 million for the three months ended December 31, 2021. We expect U.S. SBA PPP loan forgiveness to positively impact margins and net interest income in the first quarter of 2022 with the recognition of remaining net deferred fees.

For the fourth quarter of 2021 interest income decreased compared to the fourth quarter of 2020 as asset yields declined and the accelerated interest recognition following the forgiveness of U.S. SBA PPP loans slowed. Increased interest income from larger average loan and investment balances partially offset the slight decrease in interest income for the comparable periods. For 2021, interest income decreased from significantly lower asset yields partially offset by increased interest income from larger average balances and U.S. SBA PPP loan income. Interest income from the Company's participation in the U.S. SBA PPP program was $0.8 million and $5.2 million for the three and twelve months ended December 31, 2021 compared to $1.3 million and $2.7 million for the three and twelve months ended December 31, 2020. For the three and twelve months ended December 31, 2021, net interest margin increased 10 and 13 basis points as a result of net U.S. SBA PPP loan interest income recognition compared to decreased net interest margin of six basis points and increased net interest margin of three basis points for the comparable periods in 2020. For the three months ended September 30, 2021, net interest margin of 3.28% increased 13 basis points as result of net U.S. SBA PPP loan interest income.

The Company's net interest margin was stable in 2020 after adjusting for U.S. SBA PPP loan and funding activity. The sharp decline in interest rates in 2020 and 2021 not only reduced interest income on floating-rate loans, liquid interest-earning assets and investments, but has also reduced competitive pressures and depositor expectations concerning deposit interest rates. The repricing of time deposits, the increase in noninterest-bearing accounts as a percentage of total deposits and lower costs for transaction deposit accounts all contributed to lowering the Bank's cost of funds in 2020 and 2021. Cost of funds decreased from 0.42% for the three months ended December 31, 2020 to 0.17% for the three months ended December 31, 2021. During the third quarter of 2021, the Company's cost of funds was 0.21%. Cost of funds decreased from 0.57% for the twelve months ended December 31, 2020 to 0.21% for the twelve months ended December 31, 2021.

In the last six months of 2020, FHLB advances of $30.0 million were repaid early with a 2.2% average rate. Prepayment fees increased interest expense $0.6 million for the year ended December 31, 2020. FHLB advances of $15.0 million were repaid early with a 0.4% average rate in the third quarter of 2021, increasing interest expense $0.1 million for the year ended December 31, 2021.

Noninterest Income

Noninterest income decreased for the three months ended December 31, 2021 compared to the three months ended December 31, 2020. The decrease for the comparable periods was primarily due to gains on the sale of investment securities in the fourth quarter of 2020 partially offset by increases in service charge income, interest rate protection referral fee income and miscellaneous fee income. In the fourth quarter of 2021, miscellaneous loan charges increased $0.1 million due to prepayment penalty income related to $4.9 million in loan payoffs. Noninterest income as a percentage of average assets was 0.40% and 0.46%, respectively, for the three months ended December 31, 2021 and 2020.

Noninterest income decreased for the twelve months ended December 31, 2021 compared to the twelve months ended December 31, 2020. The decrease was primarily due to larger gains on the sale of investment securities in 2020, decreased interest rate protection referral fee income, unrealized losses on equity securities, and a loss on the sale of impaired loans. These decreases to noninterest income were partially offset by increased service charge income and miscellaneous fee income. During the quarter ended March 31, 2021, the Bank sold non-accrual and classified commercial real estate and residential mortgage loans with an amortized cost, net of charge-offs, of $9.1 million and recognized a loss on the sale of $191,000. Noninterest income as a percentage of assets was 0.36% and 0.42%, respectively, for the twelve months ended December 31, 2021 and 2020.

Noninterest Expense

Noninterest expense for the three months ended December 31, 2021, increased compared to the three months ended December 31, 2020 as increased compensation and benefits, professional fees and data processing costs were partially offset by decreased FDIC insurance, occupancy expense and OREO expenses. Compensation and benefits increased for the comparable periods primarily due to increased incentive compensation resulting from improvements in profitability and asset quality as well as the Company's decision to pay employees for unused vacation in December 2021 that was not available to carryover into 2022. Data processing and professional fees have increased due to the Bank's larger balance sheet, more customer transaction activity and investments in technology, new products and services. FDIC insurance and OREO costs decreased due to improved credit trends. Occupancy expense decreased primarily due to the consolidation of the St. Patrick's Drive branch in March 2021.

During the first quarter of 2021, the Company reported an expense of $1.3 million related to an isolated wire transfer fraud incident. Our investigation has found no evidence that information systems of the Bank were compromised or that employee fraud was involved. In the second quarter of 2021, the Company recovered $0.2 million of the funds transferred and submitted an insurance claim. Any recovery of insurance proceeds would be recognized in the quarter received.

The Company’s efficiency ratio was 53.10% for the three months ended December 31, 2021 compared to 51.64% for the three months ended December 31, 2020. The Company’s net operating expense ratio was 1.38% for the three months ended December 31, 2021 compared to 1.37% for the three months ended December 31, 2020.

Including the wire transfer fraud expense, the Company quarterly expense run rate for the twelve months ended December 31, 2021 averaged $9.8 million. The Company's quarterly expense run rate, excluding the wire transfer fraud expense, for the twelve months ended December 31, 2021 averaged $9.5 million. Management's projected quarterly expense run rate for the first quarter of 2022 is estimated between $9.6 million and $9.8 million and includes base compensation increases given to select employee groups in January 2022 to address local wage competitive pressures.

Noninterest expense increased $1.1 million or 3.0% for the twelve months ended December 31, 2021 compared to the twelve months ended December 31, 2020. The increase in noninterest expense for the comparable periods was primarily due to the $1.3 million wire fraud reported in the first quarter and increases in compensation and benefits, professional fees and data processing costs. These increases to noninterest expense were partially offset by decreased OREO, FDIC insurance and occupancy expense. Compensation and benefits increased for the comparable periods primarily due to modest increases in base compensation, increased incentive compensation, higher 2021 healthcare costs as well as the Company's decision to pay employees for unused vacation in December 2021 that was not available to carryover into 2022. Data processing and professional fees have increased due to the Bank's larger balance sheet, more customer transaction activity and investments in technology, new products and services. FDIC insurance and OREO costs decreased due to improved credit trends. Occupancy expense decreased primarily due to the closure of the St. Patrick's Drive branch in March 2021.

Compensation and benefits for the twelve months ended December 31, 2021 and 2020 were reduced $0.3 million and $0.5 million, respectively, for the allocation of deferred costs for U.S. SBA PPP loans originated.

The Company’s efficiency ratio was 52.67% for the twelve months ended December 31, 2021 compared to 54.81% for the twelve months ended December 31, 2020. The Company’s net operating expense ratios were 1.44% and 1.49%, respectively for the comparable periods. The efficiency and net operating expense ratios have improved (decreased) as the Company has been able to generate more net interest income and noninterest income while controlling expense growth.

Income Tax Expense

For the three months and year ended December 31, 2021 the effective tax rate was 24.9% and 25.2%. The Company’s consolidated effective tax rate was 25.8% and 21.8% for the three months and year ended December 31, 2020. The Company's new state tax apportionment approach was implemented during the first quarter of 2020 and included the impact of amended income tax filings of the Company and Bank. Management evaluated the tax position and determined the change in tax position qualified as a change in estimate under FASB ASC Section 250. The following table shows a breakdown of income tax expense for the year ended December 31, 2020 split between the apportionment adjustment and a normalized 2020 income tax provision:

	(UNAUDITED)
	For the Year Ended December 31, 2020
(dollars in thousands)	Tax Provision	Effective Tax Rate
Income tax apportionment adjustment	$(743)	(3.6)%
Income taxes before apportionment adjustment	5,237	25.4
Income tax expense as reported	$4,494	21.8%

Income before income taxes	$20,630

Balance Sheet

Assets

Total assets increased $300.9 million, or 14.8%, to $2.3 billion at December 31, 2021 compared to total assets of $2.0 billion at December 31, 2020, primarily due to increased cash of $62.6 million and investments of $250.3 million. The increase in cash and investments was principally driven by increases to our customer deposits accounts and cash received from the SBA from the forgiveness of U.S. SBA PPP loans. In addition, net loans decreased $7.3 million. The Company’s loan pipeline was approximately $160.0 million at December 31, 2021.

During the fourth quarter of 2021, total net loans, which include portfolio loans and U.S. SBA PPP loans, increased 4.4% annualized or $17.1 million from $1,569.6 million at September 30, 2021 to $1,586.8 million at December 31, 2021. Gross portfolio loans increased 12.0% annualized or $45.9 million from $1,533.1 million at September 30, 2021 to $1,578.9 million at December 31, 2021. Portfolio loans increased $74.7 million or 5.0% in 2021, growing from $1,504.3 million at  December 31, 2020 to $1,578.9 million at December 31, 2021.

Non-owner occupied commercial real estate as a percentage of risk-based capital at December 31, 2021 and December 31, 2020 were $813.0 million or 331% and $695.8 million or 316%, respectively. Construction loans as a percentage of risk-based capital at December 31, 2021 and December 31, 2020 were $140.4 million or 57% and $139.2 million or 63%, respectively.

Funding

Total deposits increased $310.6 million or 17.8% at December 31, 2021 compared to December 31, 2020. The increase included a $337.0 million increase to transaction deposits offset by a $26.4 million decrease to time deposits. Non-interest-bearing demand deposits increased $83.7 million or 23.12% at December 31, 2021, representing 21.68% of deposits, compared to 20.74% of deposits at December 31, 2020. Customer deposit balances have increased during the last two years due to sales efforts as well as lower levels of consumer and business spending related to the COVID-19 pandemic.

Stockholders' Equity and Regulatory Capital

During the twelve months ended December 31, 2021, total stockholders’ equity increased $10.1 million. Increases in equity included net income of $25.9 million and stock-based compensation and ESOP activity $0.9 million. These increases to equity were partially offset by common stock repurchases of $7.0 million, common dividends paid of $3.2 million and an increase in accumulated other comprehensive loss of $6.5 million due to a reduction in unrealized gains in the investment portfolio.

The Company's common equity to assets ratio decreased to 8.94% at December 31, 2021 from 9.77% at December 31, 2020. The Company’s ratio of tangible common equity ("TCE") to tangible assets decreased to 8.48% at December 31, 2021 from 9.22% at December 31, 2020 (see Non-GAAP reconciliation schedules). The decrease in the TCE ratio was due primarily to significant increases in cash, investments and loans.

In April 2020, banking regulators issued an interim final rule that excluded U.S. SBA PPP loans pledged under the Paycheck Protection Program Liquidity Facility ("PPPLF") from the calculation of the leverage ratio. The Bank did not have any PPPLF advances at December 31, 2021 and December 31, 2020. In addition, the interim final rule excluded U.S. SBA PPP loans from the calculation of risk-based capital ratios by assigning a zero percent risk weight. The Company remains well capitalized at December 31, 2021 with a Tier 1 capital to average assets ("leverage ratio") of 9.23% at December 31, 2021 compared to 9.56% at December 31, 2020.

Asset Quality

Allowance for loan losses ("ALLL") and provision for loan losses ("PLL") and Non-Performing Assets

The Company's allowance methodology considers quantitative historical loss factors and qualitative factors to determine the estimated level of incurred losses in the Company's loan portfolios. The ALLL increased in 2020 primarily due to the economic effects of the COVID-19 pandemic and continues to provide for economic uncertainty. ALLL levels decreased to 1.17% of portfolio loans at December 31, 2021 compared to 1.29% at December 31, 2020. At December 31, 2021, the Company's ALLL decreased $1.0 million or 5.2% to $18.4 million from $19.4 million at December 31, 2020.

The Company recorded $0.6 million of PLL for the twelve months ended December 31, 2021 compared to $10.7 million for the twelve months ended months ended December 31, 2020. Net charge-offs also decreased for the comparable periods from $2.2 million in 2020 to $1.6 million in 2021.

The Company's general allowance was stable at $18.1 million at December 31, 2020 increasing modestly to $18.2 million at December 31, 2021. The stability in the general allowance was primarily due to improvements in some qualitative factors partially offset by 2021 growth in the higher risk commercial portfolios. During the first quarter of 2021, the Bank sold non-accrual and classified commercial real estate and residential mortgage loans with an amortized cost of $9.1 million, net of charge-offs of $1.4 million, and recognized a loss on the sale of $191,000. In the third quarter of 2021, the Bank resolved $7.8 million of non-accrual loans through $0.5 million in charge-offs that resulted in a loan sale and a payoff. The Company's resolution of these impaired loans decreased the specific reserve, improved asset quality and improved several ALLL qualitative factors. The Company's specific reserves decreased $1.1 million from $1.4 million at December 31, 2020 to $0.3 million at December 31, 2021.

Management believes that loans included in the COVID-19 deferral program in 2020 and 2021 are more likely to default in the future and that the identification and resolution of problem credits could be delayed. As of December 31, 2021, there were no COVID-19 deferral agreements compared to $35.4 million or 2.4% of gross portfolio loans at December 31, 2020. As of December 31, 2021 there were previously COVID-19 deferred loans of $3.9 million (4 relationships - with $3.8 million current and $0.1 million delinquent) deemed to be non-accrual and substandard based on internal reviews. As of December 31, 2020 there were $3.4 million of COVID-19 deferred loans deemed to be non-accrual and substandard. In our evaluation of previously deferred loans, we considered the length of the deferral period, the type and amount of collateral and customer industries.

Gross U.S. SBA PPP loans at December 31, 2021 totaled $27.3 million (201 loans), a decrease of $83.1 million compared to December 31, 2020. U.S. SBA PPP loans are guaranteed by the SBA and the Bank's allowance for loan loss does not include an allowance for U.S. SBA PPP loans.

Management believes that the allowance is adequate at December 31, 2021.

During 2020, classified assets decreased $12.3 million. Asset quality has continued to improve in 2021 with the resolution of $16.9 million in non-accrual and impaired loans through loan sales and negotiated payoffs as well as the resolution of $3.1 million in OREO. Management remains committed to expeditiously resolve non-performing or substandard credits that are not likely to become performing or passing credits in a reasonable timeframe.

Classified assets decreased $17.1 million from $22.4 million at December 31, 2020 to $5.2 million at December 31, 2021. Management considers classified assets to be an important measure of asset quality. The Company's risk rating process for classified loans is an important input into the Company's allowance methodology. Risk ratings are expected to be an important indicator in assessing ongoing credit risks of COVID-19 previously deferred loans.

Non-accrual loans and OREO to total gross portfolio loans and OREO decreased 94 basis points from 1.42% at December 31, 2020 to 0.48% at December 31, 2021. Non-accrual loans, OREO and TDRs to total assets decreased 73 basis points from 1.08% at December 31, 2020 to 0.35% at December 31, 2021.

Non-accrual loans decreased $10.6 million from $18.2 million at December 31, 2020 to $7.6 million at December 31, 2021. Non-accrual loans of $6.7 million (87%) were current with all payments of principal and interest with specific reserves of $0.3 million at December 31, 2021. Delinquent non-accrual loans were $0.9 million (13%) with no specific reserves at December 31, 2021. There were no OREO balances at December 31, 2021 compared to $3.1 million at December 31, 2020.

The Company is planning for adoption of the current expected credit loss (“CECL”) model or ASU 2016-13 "Financial Instruments - Credit Losses (Topic 326) - Measurement of Credit Losses on Financial Instruments". Our CECL model has been substantially developed and the third-party model validation is complete. We conducted parallel runs of the CECL loss estimation model and the Company's existing incurred loss model throughout 2021. We are refining the qualitative and forecasting components of the CECL model. ASU 2016-13 will also require the establishment of an allowance for expected credit losses for certain debt securities and other financial assets.

The Company is required to adopt ASU No. 2016-13 for fiscal years beginning after December 15, 2022. Early adoption is permitted, and the Company expects to adopt ASU No. 2016-13 in the first quarter of 2022. Management expects to recognize a one-time cumulative effect adjustment to the allowance for credit losses as of the January 1, 2022. At this time, we expect our implementation of CECL to increase our reserve for credit losses and we plan to provide an estimate of the range of the impact of adoption in the Company's Annual 10-K filing during the first quarter of 2022. The one-time cumulative adjustment is not expected materially impact capital.

About The Community Financial Corporation - Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding Company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $2.3 billion. Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s branches are located at its main office in Waldorf, Maryland, and branch offices in Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation, those relating to the Company’s and the Bank’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations, and any statements of the plans and objectives of management for future operations products or services, including the expected benefits from, and/or the execution of integration plans relating to any acquisition we have undertaking or that we undertake in the future; plans and cost savings regarding branch closings or consolidation; projections related to certain financial metrics; expected benefits of programs we introduce, including residential mortgage programs and retail and commercial credit card programs; and any statement of expectation or belief, and any assumptions underlying the foregoing. These forward-looking statements express management’s current expectations or forecasts of future events, results and conditions, and by their nature are subject to and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Factors that might cause actual results to differ materially from those made in such statements include, but are not limited to: risks, uncertainties and other factors relating to the COVID-19 pandemic (including the length of time that the pandemic continues, the ability of states and local governments to successfully implement the lifting of restrictions on movement and the potential imposition of further restrictions on movement and travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state and local governments, and the inability of employees to work due to illness, quarantine, or government mandates); the synergies and other expected financial benefits from any acquisition that we have undertaken or may undertake in the future; may or may not be realized within the expected time frames; changes in the Company's or the Bank's strategy, costs or difficulties related to integration matters might be greater than expected; availability of and costs associated with obtaining adequate and timely sources of liquidity; the ability to maintain credit quality; general economic trends; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate value and the real estate market; regulatory changes; the impact of government shutdowns or sequestration; the possibility of unforeseen events affecting the industry generally; the uncertainties associated with newly developed or acquired operations; the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future; market disruptions and other effects of terrorist activities; and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2020, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of December 31, 2021. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

CONTACTS:
William J. Pasenelli, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
888.745.2265

SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED)
CONDENSED CONSOLIDATED INCOME STATEMENT

(dollars in thousands, except per share amounts)	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Interest and Dividend Income
Loans, including fees	$16,222	$16,342	$16,320	$16,592	$16,776
Interest and dividends on securities	1,531	1,296	1,101	1,064	1,091
Interest on deposits with banks	25	21	23	22	46
Total Interest and Dividend Income	17,778	17,659	17,444	17,678	17,913
Interest Expense
Deposits	565	594	640	802	1,166
Long-term debt	332	456	369	367	775
Total Interest Expense	897	1,050	1,009	1,169	1,941
Net Interest Income (NII)	16,881	16,609	16,435	16,509	15,972
Provision for loan losses	—	—	291	295	600
NII After Provision For Loan Losses	16,881	16,609	16,144	16,214	15,372
Noninterest Income
Loan appraisal, credit, and miscellaneous charges	257	29	44	198	76
Gain on sale of asset	—	—	68	—	—
Net gains on sale of investment securities	—	—	—	586	714
Unrealized (losses) gains on equity securities	(45)	(22)	13	(85)	(14)
Loss on premises and equipment held for sale	(5)	(20)	—	—	—
Income from bank owned life insurance	219	220	218	214	220
Service charges	1,235	987	892	1,187	960
Referral fee income	574	176	621	451	414
Net gain on sale of loans originated for sale	55	30	—	—	—
Loss on sale of loans	—	—	—	(191)	—
Total Noninterest Income	2,290	1,400	1,856	2,360	2,370
Noninterest Expense
Compensation and benefits	5,265	5,650	5,332	4,788	4,552
OREO valuation allowance and expenses	767	20	488	181	897
Sub Total	6,032	5,670	5,820	4,969	5,449
Operating Expenses
Occupancy expense	656	731	688	761	806
Advertising	128	145	148	79	145
Data processing expense	1,006	840	990	936	829
Professional fees	937	676	604	640	658
Depreciation of premises and equipment	139	137	135	147	154
FDIC Insurance	90	120	140	252	260
Core deposit intangible amortization	115	121	126	133	139
Fraud losses (recovery)	16	133	(218)	1,329	14
Other expenses	1,060	874	945	902	1,018
Total Operating Expenses	4,147	3,777	3,558	5,179	4,023
Total Noninterest Expense	10,179	9,447	9,378	10,148	9,472
Income before income taxes	8,992	8,562	8,622	8,426	8,270
Income tax expense	2,241	2,158	2,190	2,127	2,131
Net Income	$6,751	$6,404	$6,432	$6,299	$6,139

SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
CONDENSED CONSOLIDATED BALANCE SHEETS

					(Audited)
(dollars in thousands, except per share amounts)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Assets
Cash and due from banks	$108,990	$112,314	$40,881	$126,834	$56,887
Federal funds sold	—	—	79,404	43,614	—
Interest-bearing deposits with banks	30,664	34,929	18,626	17,390	20,178
Securities available for sale ("AFS"), at fair value	497,839	456,664	347,678	253,348	246,105
Equity securities carried at fair value through income	4,772	4,805	4,814	4,787	4,855
Non-marketable equity securities held in other financial institutions	207	207	207	207	207
Federal Home Loan Bank ("FHLB") stock - at cost	1,472	1,472	2,036	2,036	2,777
Net U.S. Small Business Administration ("SBA") Paycheck Protection ("PPP") Loans	26,398	54,807	86,482	112,485	107,960
Portfolio Loans Receivable net of allowance for loan losses of $18,417, $18,579, $18,516, $18,256, and $19,424	1,560,393	1,514,837	1,515,893	1,489,806	1,486,115
Net Loans	1,586,791	1,569,644	1,602,375	1,602,291	1,594,075
Goodwill	10,835	10,835	10,835	10,835	10,835
Premises and equipment, net	21,427	21,795	21,630	20,540	20,271
Other real estate owned (OREO)	—	1,536	1,536	2,329	3,109
Accrued interest receivable	5,588	6,045	6,590	7,337	8,717
Investment in bank owned life insurance	38,932	38,713	38,493	38,275	38,061
Core deposit intangible	1,032	1,147	1,267	1,394	1,527
Net deferred tax assets	9,033	8,790	8,139	8,671	7,909
Right of use assets - operating leases	6,124	6,215	6,305	6,391	7,831
Other assets	3,600	3,581	4,243	3,252	3,095
Total Assets	$2,327,306	$2,278,692	$2,195,059	$2,149,531	$2,026,439
Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing deposits	$445,778	$432,606	$423,165	$406,319	$362,079
Interest-bearing deposits	1,610,386	1,572,001	1,484,973	1,461,577	1,383,523
Total deposits	2,056,164	2,004,607	1,908,138	1,867,896	1,745,602
Long-term debt	12,231	12,249	27,267	27,285	27,302
Guaranteed preferred beneficial interest in junior subordinated debentures ("TRUPs")	12,000	12,000	12,000	12,000	12,000
Subordinated notes - 4.75%	19,510	19,496	19,482	19,468	19,526
Lease liabilities - operating leases	6,343	6,418	6,512	6,614	8,088
Accrued expenses and other liabilities	12,925	19,794	17,698	15,509	15,908
Total Liabilities	2,119,173	2,074,564	1,991,097	1,948,772	1,828,426
Stockholders' Equity
Common stock	57	57	58	59	59
Additional paid in capital	96,896	96,649	96,411	96,181	95,965
Retained earnings	113,448	107,890	104,889	103,294	97,944
Accumulated other comprehensive (loss) income	(1,952)	(9)	3,063	1,684	4,504
Unearned ESOP shares	(316)	(459)	(459)	(459)	(459)
Total Stockholders' Equity	208,133	204,128	203,962	200,759	198,013
Total Liabilities and Stockholders' Equity	$2,327,306	$2,278,692	$2,195,059	$2,149,531	$2,026,439

Common shares issued and outstanding	5,718,528	5,724,011	5,786,928	5,897,685	5,903,613

SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS

(dollars in thousands, except per share amounts)	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
KEY OPERATING RATIOS
Return on average assets ("ROAA")	1.18%	1.17%	1.22%	1.22%	1.18%
Pre-tax Pre-Provision ROAA**	1.57	1.57	1.68	1.68	1.71
Return on average common equity ("ROACE")	13.00	12.45	12.62	12.53	12.51
Pre-tax Pre-Provision ROACE**	17.31	16.65	17.49	17.34	18.08
Return on Average Tangible Common Equity ("ROATCE")**	13.97	13.41	13.62	13.56	13.58
Average total equity to average total assets	9.06	9.40	9.63	9.71	9.46
Interest rate spread	3.17	3.22	3.30	3.43	3.29
Net interest margin	3.22	3.28	3.37	3.50	3.40
Cost of funds	0.17	0.21	0.21	0.25	0.42
Cost of deposits	0.11	0.12	0.14	0.18	0.26
Cost of debt	3.04	3.19	2.51	2.50	3.45
Efficiency ratio	53.10	52.46	51.27	53.78	51.64
Noninterest expense to average assets	1.78	1.73	1.77	1.96	1.83
Net operating expense to average assets	1.38	1.47	1.42	1.50	1.37
Avg. int-earning assets to avg. int-bearing liabilities	129.68	132.54	131.36	128.84	126.18
Net charge-offs to average portfolio loans	0.04	(0.02)	0.01	0.40	—
COMMON SHARE DATA
Basic net income per common share	$1.18	$1.12	$1.10	$1.07	$1.04
Diluted net income per common share	1.18	1.12	1.10	1.07	1.04
Cash dividends paid per common share	0.150	0.150	0.150	0.125	0.125
Weighted average common shares outstanding:
Basic	5,711,746	5,709,814	5,845,009	5,888,250	5,892,751
Diluted	5,723,011	5,720,001	5,856,954	5,897,698	5,894,494
ASSET QUALITY
Total assets	$2,327,306	$2,278,692	$2,195,059	$2,149,531	$2,026,439
Gross portfolio loans (1)	1,578,943	1,533,051	1,533,876	1,507,183	1,504,275
Classified assets	5,211	6,663	14,918	16,145	22,358
Allowance for loan losses	18,417	18,579	18,516	18,256	19,424

Past due loans - 31 to 89 days	568	189	101	1,373	179
Past due loans >=90 days	961	1,400	5,836	5,453	11,965
Total past due loans (2)	1,529	1,589	5,937	6,826	12,144

Non-accrual loans (3)	7,631	5,160	13,802	13,623	18,222
Accruing troubled debt restructures ("TDRs")	447	455	503	504	572
Other real estate owned ("OREO")	—	1,536	1,536	2,329	3,109
Non-accrual loans, OREO and TDRs	$8,078	$7,151	$15,841	$16,456	$21,903

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
____________________________________
(1)   Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio. Asset quality ratios for loans exclude U.S. SBA PPP loans.
(2)   Delinquency excludes Purchase Credit Impaired ("PCI") loans.
(3)   Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments.

SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS

(dollars in thousands, except per share amounts)	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
ASSET QUALITY RATIOS (1)
Classified assets to total assets	0.22%	0.29%	0.68%	0.75%	1.10%
Classified assets to risk-based capital	2.10	2.75	6.24	6.81	9.61
Allowance for loan losses to portfolio loans	1.17	1.21	1.21	1.21	1.29
Allowance for loan losses to non-accrual loans	241.34	360.06	134.15	134.01	106.60
Past due loans - 31 to 89 days to portfolio loans	0.04	0.01	0.01	0.09	0.01
Past due loans >=90 days to portfolio loans	0.06	0.09	0.38	0.36	0.80
Total past due (delinquency) to portfolio loans	0.10	0.10	0.39	0.45	0.81
Non-accrual loans to portfolio loans	0.48	0.34	0.90	0.90	1.21
Non-accrual loans and TDRs to portfolio loans	0.51	0.37	0.93	0.94	1.25
Non-accrual loans and OREO to total assets	0.33	0.29	0.70	0.74	1.05
Non-accrual loans and OREO to portfolio loans and OREO	0.48	0.44	1.00	1.06	1.42
Non-accrual loans, OREO and TDRs to total assets	0.35	0.31	0.72	0.77	1.08
COMMON SHARE DATA
Book value per common share	$36.40	$35.66	$35.25	$34.04	$33.54
Tangible book value per common share**	34.32	33.57	33.15	31.97	31.45
Common shares outstanding at end of period	5,718,528	5,724,011	5,786,928	5,897,685	5,903,613
OTHER DATA
Full-time equivalent employees	186	196	189	192	189
Branches	11	11	11	11	12
Loan Production Offices	4	4	4	4	4
CAPITAL RATIOS
Tier 1 capital to average assets	9.23%	9.41%	9.57%	9.70%	9.56%
Tier 1 common capital to risk-weighted assets	11.92	11.89	11.56	11.72	11.47
Tier 1 capital to risk-weighted assets	12.64	12.64	12.30	12.47	12.23
Total risk-based capital to risk-weighted assets	14.92	14.99	14.62	14.83	14.69
Common equity to assets	8.94	8.96	9.29	9.34	9.77
Tangible common equity to tangible assets **	8.48	8.48	8.79	8.82	9.22

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.
____________________________________
(1)   Asset quality ratios are calculated using total portfolio loans. Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio.

SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)
CONDENSED CONSOLIDATED INCOME STATEMENT

				(Audited)
(dollars in thousands, except per share amounts)	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Interest and Dividend Income
Loans, including fees	$16,222	$16,776	$65,476	$65,731
Interest and dividends on securities	1,531	1,091	4,992	5,170
Interest on deposits with banks	25	46	91	172
Total Interest and Dividend Income	17,778	17,913	70,559	71,073
Interest Expense
Deposits	565	1,166	2,601	7,681
Short-term borrowings	—	—	—	111
Long-term debt	332	775	1,524	2,364
Total Interest Expense	897	1,941	4,125	10,156
Net Interest Income ("NII")	16,881	15,972	66,434	60,917
Provision for loan losses	—	600	586	10,700
NII After Provision For Loan Losses	16,881	15,372	65,848	50,217
Noninterest Income
Loan appraisal, credit, and misc. charges	257	76	528	174
Gain on sale of assets	—	—	68	6
Net gains on sale of investment securities	—	714	586	1,384
Unrealized (loss) gain on equity securities	(45)	(14)	(139)	101
Loss on premises and equipment held for sale	(5)	—	(25)	—
Income from bank owned life insurance	219	220	871	881
Service charges	1,235	960	4,301	3,490
Referral fee income	574	414	1,822	2,380
Net gain on sale of loans originated for sale	55	—	85	—
Loss on sale of loans	—	—	(191)	—
Total Noninterest Income	2,290	2,370	7,906	8,416
Noninterest Expense
Compensation and benefits	5,265	4,552	21,035	19,553
OREO valuation allowance and expenses	767	897	1,456	3,200
Sub-total	6,032	5,449	22,491	22,753
Operating Expense
Occupancy expense	656	806	2,836	3,010
Advertising	128	145	500	525
Data processing expense	1,006	829	3,772	3,671
Professional fees	937	658	2,857	2,413
Depreciation of premises and equipment	139	154	558	605
FDIC Insurance	90	260	602	939
Core deposit intangible amortization	115	139	495	591
Fraud losses	16	14	1,260	79
Other expenses	1,060	1,018	3,781	3,417
Total Operating Expense	4,147	4,023	16,661	15,250
Total Noninterest Expense	10,179	9,472	39,152	38,003
Income before income taxes	8,992	8,270	34,602	20,630
Income tax expense	2,241	2,131	8,716	4,494
Net Income	$6,751	$6,139	$25,886	$16,136

SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)

	Year Ended December 31,
	2021	2020
KEY OPERATING RATIOS
Return on average assets ("ROAA")	1.19%	0.81%
Pre-tax Pre-Provision ROAA**	1.62	1.58
Return on average common equity ("ROACE")	12.65	8.46
Pre-tax Pre-Provision ROACE**	17.19	16.43
Return on Average Tangible Common Equity ("ROATCE")**	13.64	9.32
Average total equity to average total assets	9.44	9.61
Interest rate spread	3.28	3.22
Net interest margin	3.34	3.36
Cost of funds	0.21	0.57
Cost of deposits	0.14	0.47
Cost of debt	2.79	1.74
Efficiency ratio	52.67	54.81
Noninterest expense to average assets	1.81	1.91
Net operating expense to average assets	1.44	1.49
Avg. int-earning assets to avg. int-bearing liabilities	130.61	125.41
Net charge-offs to average portfolio loans (1)	0.11	0.15
COMMON SHARE DATA
Basic net income per common share	$4.47	$2.74
Diluted net income per common share	4.47	2.74
Cash dividends paid per common share	0.58	0.50
Weighted average common shares outstanding:
Basic	5,788,005	5,892,269
Diluted	5,797,527	5,893,559

____________________________________
** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.

(1)   Asset quality ratios are calculated using total portfolio loans. Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio.

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

Reconciliation of US GAAP total assets, common equity, common equity to assets and book value to Non-GAAP tangible assets, tangible common equity, tangible common equity to tangible assets and tangible book value.

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain performance measures, which exclude intangible assets. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Total assets	$2,327,306	$2,278,692	$2,195,059	$2,149,531	$2,026,439
Less: Intangible assets
Goodwill	10,835	10,835	10,835	10,835	10,835
Core deposit intangible	1,032	1,147	1,267	1,394	1,527
Total intangible assets	11,867	11,982	12,102	12,229	12,362
Tangible assets	$2,315,439	$2,266,710	$2,182,957	$2,137,302	$2,014,077

Total common equity	$208,133	$204,128	$203,962	$200,759	$198,013
Less: Intangible assets	11,867	11,982	12,102	12,229	12,362
Tangible common equity	$196,266	$192,146	$191,860	$188,530	$185,651

Common shares outstanding at end of period	5,718,528	5,724,011	5,786,928	5,897,685	5,903,613

GAAP common equity to assets	8.94%	8.96%	9.29%	9.34%	9.77%
Non-GAAP tangible common equity to tangible assets	8.48%	8.48%	8.79%	8.82%	9.22%

GAAP common book value per share	$36.40	$35.66	$35.25	$34.04	$33.54
Non-GAAP tangible common book value per share	$34.32	$33.57	$33.15	$31.97	$31.45

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

Pre-Tax Pre-Provision ("PTPP") Income, PTPP Return on Average Assets ("ROAA"), PTPP Return on Average Common Equity ("ROACE"), and Return on Average Tangible Common Equity ("ROATCE")

Management believes that PTPP income, which reflects the Company's profitability before income taxes and loan loss provisions, allows investors to better assess the Company's operating income and expenses in relation to the Company's core operating revenue by removing the volatility that is associated with credit provisions and different state income tax rates for comparable institutions. ROATCE is computed by dividing net earnings applicable to common shareholders by average tangible common shareholders' equity. Management believes that ROATCE is meaningful because it measures the performance of a business consistently, whether acquired or internally developed. ROATCE is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. Management also believes that during a crisis such as the COVID-19 pandemic, this information is useful as the impact of the pandemic on the loan loss provisions of various institutions will likely vary based on the geography of the communities served by a particular institution.

	Three Months Ended					For the Year Ended
(dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income (as reported)	$6,751	$6,404	$6,432	$6,299	$6,139	$25,886	$16,136
Provision for loan losses	—	—	291	295	600	586	10,700
Income tax expenses	2,241	2,158	2,190	2,127	2,131	8,716	4,494
Non-GAAP PTPP income	$8,992	$8,562	$8,913	$8,721	$8,870	$35,188	$31,330

ROAA	1.18%	1.17%	1.22%	1.22%	1.18%	1.19%	0.81%
Pre-tax Pre-Provision ROAA	1.57%	1.57%	1.68%	1.68%	1.71%	1.62%	1.58%

ROACE	13.00%	12.45%	12.62%	12.53%	12.51%	12.65%	8.46%
Pre-tax Pre-Provision ROACE	17.31%	16.65%	17.49%	17.34%	18.08%	17.19%	16.43%

Average assets	$2,293,264	$2,187,986	$2,116,939	$2,070,575	$2,074,707	$2,167,859	$1,985,275
Average equity	$207,745	$205,723	$203,893	$201,124	$196,279	$204,643	$190,720

	Three Months Ended					For the Year Ended
(dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income (as reported)	$6,751	$6,404	$6,432	$6,299	$6,139	$25,886	$16,136
Core deposit intangible amortization (net of tax)	86	91	94	99	103	370	462
Net earnings applicable to common shareholders	$6,837	$6,495	$6,526	$6,398	$6,242	$26,256	$16,598

ROATCE	13.97%	13.41%	13.62%	13.56%	13.58%	13.64%	9.32%

Average tangible common equity	$195,803	$193,662	$191,708	$188,808	$183,827	$192,518	$178,048

AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

	Three Months Ended December 31,						For the Three Months Ended
	2021			2020			December 31, 2021			September 30, 2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets
Interest-earning assets:
Commercial real estate	$1,099,088	$10,911	3.97%	$1,027,831	$10,833	4.22%	$1,099,088	$10,911	3.97%	$1,094,089	$10,977	4.01%
Residential first mortgages	93,997	756	3.22	140,303	1,132	3.23	93,997	756	3.22	100,195	742	2.96
Residential rentals	173,238	1,760	4.06	134,564	1,468	4.36	173,238	1,760	4.06	154,481	1,565	4.05
Construction and land development	38,345	431	4.50	35,910	435	4.85	38,345	431	4.50	34,810	399	4.58
Home equity and second mortgages	26,160	232	3.55	30,045	268	3.57	26,160	232	3.55	27,751	246	3.55
Commercial and equipment loans	114,616	1,260	4.40	107,245	1,320	4.92	114,616	1,260	4.40	104,845	1,161	4.43
SBA PPP loans	40,376	847	8.39	120,473	1,308	4.34	40,376	847	8.39	71,751	1,236	6.89
Consumer loans	2,629	25	3.80	1,058	12	4.54	2,629	25	3.80	1,742	16	3.67
Allowance for loan losses	(18,434)	—	—	(19,138)	—	—	(18,434)	—	—	(18,852)	—	—
Net loans (1)	1,570,015	16,222	4.13	1,578,291	16,776	4.25	1,570,015	16,222	4.13	1,570,812	16,342	4.16
Taxable investment securities	465,771	1,441	1.24	211,101	978	1.85	465,771	1,441	1.24	370,498	1,212	1.31
Nontaxable investment securities	17,509	90	2.06	20,378	113	2.22	17,509	90	2.06	16,204	84	2.07
Interest-bearing deposits in other banks	41,736	25	0.24	28,970	23	0.32	41,736	25	0.24	36,516	16	0.18
Federal funds sold	—	—	—	42,841	23	0.21	—	—	—	30,266	5	0.07
Total Interest-Earning Assets	2,095,031	17,778	3.39	1,881,581	17,913	3.81	2,095,031	17,778	3.39	2,024,296	17,659	3.49
Cash and cash equivalents	100,480			88,963			100,480			66,292
Goodwill	10,835			10,835			10,835			10,835
Core deposit intangible	1,107			1,617			1,107			1,226
Other assets	85,811			91,711			85,811			85,340
Total Assets	$2,293,264			$2,074,707			$2,293,264			$2,187,989

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$449,272	$—	—%	$366,726	$—	—%	$449,272	$—	—%	$434,316	$—	—%
Interest-bearing liabilities:
Savings	114,123	14	0.05	96,529	17	0.07	114,123	14	0.05	110,873	14	0.05
Demand deposits	754,656	87	0.05	605,790	135	0.09	754,656	87	0.05	659,625	75	0.05
Money market deposits	369,414	100	0.11	342,659	133	0.16	369,414	100	0.11	358,017	100	0.11
Certificates of deposit	333,658	364	0.44	356,261	881	0.99	333,658	364	0.44	341,672	405	0.47
Total interest-bearing deposits	1,571,851	565	0.14	1,401,239	1,166	0.33	1,571,851	565	0.14	1,470,187	594	0.16
Total Deposits	2,021,123	565	0.11	1,767,965	1,166	0.26	2,021,123	565	0.11	1,904,503	594	0.12
Long-term debt	12,237	6	0.20	28,341	457	6.45	12,237	6	0.20	25,625	131	2.04
PPPLF Advance	—	—	—	32,677	29	0.35	—	—	—	—	—	—
Subordinated Notes	19,501	252	5.17	16,888	211	5.00	19,501	252	5.17	19,487	251	5.15
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	74	2.47	12,000	78	2.60	12,000	74	2.47	12,000	74	2.47
Total Debt	43,738	332	3.04	89,906	775	3.45	43,738	332	3.04	57,112	456	3.19
Total Interest-Bearing Liabilities	1,615,589	897	0.22	1,491,145	1,941	0.52	1,615,589	897	0.22	1,527,299	1,050	0.27
Total Funds	2,064,861	897	0.17	1,857,871	1,941	0.42	2,064,861	897	0.17	1,961,615	1,050	0.21
Other liabilities	20,658			20,557			20,658			20,648
Stockholders' equity	207,745			196,279			207,745			205,723
Total Liabilities and Stockholders' Equity	$2,293,264			$2,074,707			$2,293,264			$2,187,986

Net interest income		$16,881			$15,972			$16,881			$16,609

Interest rate spread			3.17%			3.29%			3.17%			3.22%
Net yield on interest-earning assets			3.22%			3.40%			3.22%			3.28%
Average interest-earning assets to average interest-bearing liabilities			129.68%			126.18%			129.68%			132.54%
Average loans to average deposits			77.68%			89.27%			77.68%			82.48%
Average transaction deposits to total average deposits **			83.49%			79.85%			83.49%			82.06%

____________________________________
(1)   Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $161,000, $96,000 and $91,000 of accretion interest for the three months ended December 31, 2021 and 2020, and September 30, 2021, respectively.

** Transaction deposits exclude time deposits.

AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

	For the Years Ended December 31,
	2021			2020
(dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets
Interest-earning assets:
Commercial real estate	$1,085,823	$43,536	4.01%	$993,478	$43,239	4.35%
Residential first mortgages	107,011	3,250	3.04	159,265	5,229	3.28
Residential rentals	151,606	6,180	4.08	132,524	5,841	4.41
Construction and land development	36,891	1,658	4.49	37,930	1,795	4.73
Home equity and second mortgages	28,051	977	3.48	33,458	1,334	3.99
Commercial and equipment loans	107,235	4,599	4.29	113,886	5,539	4.86
SBA PPP loans	82,901	5,203	6.28	90,345	2,704	2.99
Consumer loans	1,783	73	4.09	1,099	50	4.55
Allowance for loan losses	(18,788)	—	—	(15,681)	—	—
Net loans (1)	1,582,513	65,476	4.14	1,546,304	65,731	4.25
Taxable investment securities	336,267	4,623	1.37	214,187	4,832	2.26
Nontaxable investment securities	17,515	369	2.11	14,214	338	2.38
Interest-bearing deposits in other banks	33,095	70	0.21	19,444	110	0.57
Federal funds sold	20,916	21	0.10	20,890	62	0.30
Total Interest-Earning Assets	1,990,306	70,559	3.55	1,815,039	71,073	3.92
Cash and cash equivalents	78,849			68,651
Goodwill	10,835			10,835
Core deposit intangible	1,290			1,837
Other assets	86,579			88,913
Total Assets	$2,167,859			$1,985,275

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$417,935	$—	—%	$324,597	$—	—%
Interest-bearing liabilities:
Savings	108,189	54	0.05	84,463	85	0.10
Demand deposits	660,330	345	0.05	537,043	1,591	0.30
Money market deposits	358,006	397	0.11	312,980	795	0.25
Certificates of deposit	342,755	1,805	0.53	370,743	5,210	1.41
Total Interest-bearing deposits	1,469,280	2,601	0.18	1,305,229	7,681	0.59
Total Deposits	1,887,215	2,601	0.14	1,629,826	7,681	0.47
Debt:
Long-term debt	23,072	219	0.95	53,615	1,373	2.56
Short-term borrowings	—	—	—	8,156	111	1.36
PPPLF Advances	—	—	—	60,360	211	0.35
Subordinated Notes	19,488	1,006	5.16	7,953	395	4.97
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	299	2.49	12,000	385	3.21
Total Debt	54,560	1,524	2.79	142,084	2,475	1.74
Total Interest-Bearing Liabilities	1,523,840	4,125	0.27	1,447,313	10,156	0.70
Total funds	1,941,775	4,125	0.21	1,771,910	10,156	0.57
Other liabilities	21,441			22,645
Stockholders' equity	204,643			190,720
Total Liabilities and Stockholders' Equity	$2,167,859			$1,985,275

Net interest income		$66,434			$60,917

Interest rate spread			3.28%			3.22%
Net yield on interest-earning assets			3.34%			3.36%
Average interest-earning assets to average interest-bearing liabilities			130.61%			125.41%
Average loans to average deposits			83.85%			94.88%
Average transaction deposits to total average deposits **			81.84%			77.25%

____________________________________
(1)   Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $0.4 million and $0.6 million of accretion interest years ended December 31, 2021 and 2020, respectively.

** Transaction deposits exclude time deposits.

SUMMARY OF LOAN PORTFOLIO (UNAUDITED)
(dollars in thousands)

BY LOAN TYPE	December 31, 2021%		September 30, 2021%		June 30, 2021%		March 31, 2021%		December 31, 2020%
Portfolio Type:
Commercial real estate	$1,115,485	70.66%	$1,088,636	71.02%	$1,111,613	72.47%	$1,081,111	71.74%	$1,049,147	69.75%
Residential first mortgages	91,120	5.77	96,835	6.32	105,482	6.88	115,803	7.68	133,779	8.89
Residential rentals	195,035	12.35	172,082	11.22	142,210	9.27	137,522	9.12	139,059	9.24
Construction and land development	35,590	2.25	37,139	2.42	36,918	2.41	38,446	2.55	37,520	2.49
Home equity and second mortgages	25,638	1.62	26,518	1.73	28,726	1.87	29,363	1.95	29,129	1.94
Commercial loans	50,574	3.20	48,327	3.15	47,567	3.10	42,689	2.83	52,921	3.52
Consumer loans	3,002	0.19	2,168	0.14	1,442	0.09	1,415	0.09	1,027	0.07
Commercial equipment	62,499	3.96	61,346	4.00	59,918	3.91	60,834	4.04	61,693	4.10
Gross portfolio loans	1,578,943	100.00	1,533,051	100.00	1,533,876	100.00	1,507,183	100.00	1,504,275	100.00
Adjustments:
Net deferred (fees) costs	(133)	(0.01)	365	0.02	533	0.03	879	0.06	1,264	0.08
Allowance for loan losses	(18,417)	(1.17)	(18,579)	(1.21)	(18,516)	(1.21)	(18,256)	(1.21)	(19,424)	(1.29)
	(18,550)		(18,214)		(17,983)		(17,377)		(18,160)
Net portfolio loans	1,560,393		1,514,837		1,515,893		1,489,806		1,486,115

Gross U.S. Small Business Administration ("SBA") Paycheck Protection Program ("PPP) loans	27,276		56,424		89,129		115,700		110,320
Net deferred fees	(878)		(1,617)		(2,647)		(3,215)		(2,360)
Net U.S. SBA PPP loans	26,398		54,807		86,482		112,485		107,960
Total net loans	$1,586,791		$1,569,644		$1,602,375		$1,602,291		$1,594,075

Total gross loans	$1,606,219		$1,589,475		$1,623,005		$1,622,883		$1,614,595

END OF PERIOD CONTRACTUAL RATES (UNAUDITED)

The following table is based on contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
(dollars in thousands)	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate
Commercial real estate	3.79%	3.91%	3.96%	4.02%	4.11%
Residential first mortgages	3.80%	3.84%	3.87%	3.87%	3.93%
Residential rentals	3.81%	3.97%	4.11%	4.20%	4.26%
Construction and land development	4.38%	4.32%	4.31%	4.32%	4.28%
Home equity and second mortgages	3.51%	3.51%	3.50%	3.52%	3.54%
Commercial loans	4.48%	4.48%	4.44%	4.63%	4.56%
Consumer loans	4.37%	5.26%	5.65%	5.75%	5.99%
Commercial equipment	4.32%	4.39%	4.42%	4.40%	4.42%
U.S. SBA PPP loans	1.00%	1.00%	1.00%	1.00%	1.00%
Total Loans	3.80%	3.85%	3.84%	3.84%	3.92%

Yields without U.S. SBA PPP Loans	3.84%	3.95%	4.00%	4.06%	4.13%

ALLOWANCE FOR LOAN LOSSES (UNAUDITED)

	Three Months Ended
(dollars in thousands)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Beginning of period	$18,579	$18,516	$18,256	$19,424	$18,829

Charge-offs	(181)	(491)	(61)	(1,485)	(30)
Recoveries	19	554	30	22	25
Net charge-offs	(162)	63	(31)	(1,463)	(5)

Provision for loan losses	—	—	291	295	600
End of period	$18,417	$18,579	$18,516	$18,256	$19,424

Net charge-offs to average portfolio loans (annualized)(1)	(0.04) %	0.02%	(0.01) %	(0.40) %	—%

Breakdown of general and specific allowance as a percentage of gross portfolio loans(1)
General allowance	$18,151	$18,204	$17,686	$17,365	$18,068
Specific allowance	266	323	778	891	1,356
Total allowance to non-acquired loans	$18,417	$18,527	$18,464	$18,256	$19,424
PCI loans	—	52	52	—	—
Total allowance to gross portfolio loans with PCI loans	$18,417	$18,579	$18,516	$18,256	$19,424

General allowance	1.15%	1.19%	1.15%	1.15%	1.20%
Specific allowance	0.02%	0.02%	0.05%	0.06%	0.09%
Total allowance to gross portfolio loans(1)	1.17%	1.21%	1.20%	1.21%	1.29%
Total allowance to gross portfolio loans with PCI loans(2)	1.17%	1.21%	1.21%	1.21%	1.29%

Allowance to non-acquired gross loans(3)	1.20%	1.25%	1.25%	1.26%	1.35%

Allowance+ Non-PCI FV Mark	$18,815	$19,070	$19,090	$18,939	$20,174
Allowance+ Non-PCI FV Mark to gross portfolio loans	1.19%	1.24%	1.24%	1.26%	1.34%

____________________________________
(1)   Portfolio loans include all loan portfolios except the U.S. SBA PPP loan portfolio
(2)   There were no allowance for loan loss on the PCI portfolios prior to the three months ended June 30, 2021.
(3)   Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments. Non-acquired loans exclude U.S. SBA PPP loans.

CLASSIFIED AND SPECIAL MENTION ASSETS (UNAUDITED)

The following is a breakdown of the Company’s classified and special mention assets at December 31, 2021, 2020, 2019, 2018 and 2017, respectively:

	As of
(dollars in thousands)	12/31/2021	12/31/2020	12/31/2019	12/31/2018	12/31/2017
Classified loans
Substandard	$5,211	$19,249	$26,863	$32,226	$40,306
Doubtful	—	—	—	—	—
Loss	—	—	—	—	—
Total classified loans	5,211	19,249	26,863	32,226	40,306
Special mention loans	—	7,672	—	—	96
Total classified and special mention loans	$5,211	$26,921	$26,863	$32,226	$40,402

Classified loans	$5,211	$19,249	$26,863	$32,226	$40,306
Classified securities	—	—	—	482	651
Other real estate owned	—	3,109	7,773	8,111	9,341
Total classified assets	$5,211	$22,358	$34,636	$40,819	$50,298

Total classified assets as a percentage of total assets	0.22%	1.10%	1.93%	2.42%	3.58%
Total classified assets as a percentage of Risk Based Capital	2.10%	9.61%	16.21%	21.54%	32.10%

SUMMARY OF DEPOSITS (UNAUDITED)

	December 31, 2021		September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Noninterest-bearing demand	$445,778	21.68%	$432,606	21.58%	$423,165	22.18%	$406,319	21.75%	$362,079	20.74%
Interest-bearing:
Demand deposits	790,481	38.45%	764,482	38.14%	685,023	35.90%	651,639	34.89%	590,159	33.81%
Money market deposits	372,717	18.13%	355,582	17.74%	351,262	18.41%	355,680	19.04%	340,725	19.52%
Savings	119,767	5.82%	112,282	5.60%	107,288	5.62%	105,590	5.65%	98,783	5.66%
Certificates of deposit	327,421	15.92%	339,655	16.94%	341,400	17.89%	348,668	18.67%	353,856	20.27%
Total interest-bearing	1,610,386	78.32%	1,572,001	78.42%	1,484,973	77.82%	1,461,577	78.25%	1,383,523	79.26%
Total Deposits	$2,056,164	100.00%	$2,004,607	100.00%	$1,908,138	100.00%	$1,867,896	100.00%	$1,745,602	100.00%

Transaction accounts	$1,728,743	84.08%	$1,664,952	83.06%	$1,566,738	82.11%	$1,519,228	81.33%	$1,391,746	79.73%